MAZARS

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your inclusion of our audit report dated March 31, 2008 as to the consolidated financial statements of Orsus Xelent Technologies, Inc. as of and for the year ended December 31, 2007 in the Form 10-K of Orsus Xelent Technologies, Inc. dated April 15, 2009.

Mazars CPA Limited
Certified Public Accountants

Hong Kong, April 15, 2009